EXHIBIT 5.1

Opinion of Latham & Watkins LLP

May 20, 2004

ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, California 92675

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: (213) 485-1234 Fax: (213) 891-8763
www.lw.com

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Washington, D.C.

Re:	ChromaVision Medical Systems, Inc.’s Registration Statement; 12,075,000 Shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

     In connection with the registration by ChromaVision Medical Systems, Inc., a Delaware corporation (the “Company”), of up to 12,075,000 shares of common stock, par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, on Form S–3 filed with the Securities and Exchange Commission on April 5, 2004 (File No. 333-114214), as amended by Amendment No. 1 to Form S-3 filed with the Securities and Exchange Commission on May 20, 2004 (as amended, the “Registration Statement”), you have requested our opinion set forth below. The Shares consist of 10,500,000 shares of common stock of the Company (the “Issued Shares”) issued and outstanding as of the date hereof, and 1,575,000 shares of common stock of the Company (the “Warrant Shares”) issuable upon exercise of certain warrants (the “Warrants”).

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, it is our opinion that as of the date hereof:

     1. The Issued Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued and are fully paid and non-assessable.

     2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and assuming that the full consideration for each share issuable upon exercise of each of the Warrants is received by the Company in accordance with the terms of such Warrant, the Warrant Shares issuable upon exercise of the Warrants, when issued, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of Common Stock.”

Very truly yours,
Latham & Watkins LLP